EXHIBIT 99.1

Ziff Davis Acquires Ookla

New York, NY – December 2, 2014 – Ziff Davis, LLC, a leading digital media company in the technology, gaming and men’s lifestyle categories, today announced the acquisition of Scene, LLC dba Ookla, a leading provider of broadband and mobile speed testing through its Speedtest website and mobile apps.  Ziff Davis is the Digital Media Division of j2 Global, Inc. (NASDAQGS: JCOM).

Terms of the acquisition were not disclosed and the financial impact to j2 Global is not expected to be material.

Horizon Partners acted as the exclusive financial advisor to Ookla in this transaction.

About Ziff Davis, LLC
Ziff Davis, a subsidiary of j2 Global, Inc., is a global digital media company specializing in the technology and gaming markets, reaching in-market buyers and influencers in both the consumer and business-to-business space. Ziff Davis sites, which feature trusted and comprehensive evaluations of the newest and hottest products, include PCMag.com, IGN.com, ExtremeTech.com, Geek.com and others. Partnering with local publishing experts in almost 50 countries, Ziff Davis content is available in 16 languages — including Chinese, Arabic and Russian. Learn more at www.ziffdavis.com.

About j2 Global
j2 Global, Inc. (JCOM) provides Internet services through two divisions: Business Cloud Services and Digital Media. The Business Cloud Services Division offers Internet fax, virtual phone, hosted email, email marketing, online backup, unified communications and CRM solutions. It markets its services principally under the brand names eFax®, eVoice®, FuseMail®, Campaigner®, KeepItSafe®, Livedrive® and Onebox®, and operates a messaging network spanning 49 countries on six continents. The Digital Media Division offers technology, gaming and lifestyle content through its digital properties, which include PCMag.com, IGN.com, AskMen.com, Toolbox.com and others. The Digital Media Division also operates NetShelter® Powered by BuyerBase®, an advanced digital ad targeting platform, and Ziff Davis B2B, a leading provider of research to enterprise buyers and leads to IT vendors. As of December 31, 2013, j2 had achieved 18 consecutive fiscal years of revenue growth. For more information about j2, please visit www.j2global.com.

Contacts:

j2 Global, Inc.
Laura Hinson, 800-577-1790
Laura.hinson@j2.com

Ziff Davis, LLC
Andy Johns, 212 503-5431
Andy_johns@ziffdavis.com

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Certain statements in this Press Release are “forward-looking statements” within the meaning of The Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s current expectations or beliefs and are subject to numerous assumptions, risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These factors and uncertainties include, among other items: the ability to successfully integrate Ookla into Ziff Davis and the numerous other factors set forth in j2′s filings with the Securities and Exchange Commission (“SEC”). For a more detailed description of the risk factors and uncertainties affecting j2 and its Digital Media Division in particular, refer to j2’s 2013 Annual Report on Form 10-K filed on March 3, 2014, and the other reports filed by j2 from time-to-time with the SEC, each of which is available at www.sec.gov and at investor.j2global.com. The forward-looking statements provided in this press release are based on limited information available to j2 at this time, which is subject to change. Although management’s expectations may change after the date of this press release, j2 undertakes no obligation to revise or update these statements.